EXHIBIT 4.5

Dated January 31, 2006

MILLENNIUM INORGANIC CHEMICALS LIMITED

BANC OF AMERICA SECURITIES LLC

as Arranger

BANK OF AMERICA, NATIONAL ASSOCIATION

as Issuer, Swingline Lender, Agent and Security Trustee

-and-

CERTAIN BANKS AND FINANCIAL INSTITUTIONS

as Lenders

REVOLVING CREDIT AGREEMENT

CMS Cameron McKenna LLP

Mitre House

160 Aldersgate Street

London EC1A 4DD

T +44(0)20 7367 3000

F +44(0)20 7367 2000

Table of Contents

1.	INTERPRETATION	1
	Definitions	1
	Construction of certain terms	1

2.	THE REVOLVING CREDIT FACILITY	1
	The Revolving Credit Facility	1
	Purpose	2
	Obligations Several	2
	Rights Several	2

3.	CONDITIONS PRECEDENT	2

4.	UTILISATION OF THE REVOLVING CREDIT FACILITY	2
	General Conditions of Utilisation	2
	Revolving Loans	2
	Swingline Loans	3
	Letters of Credit and Guarantees	3
	Utilisation Notices	4
	Termination of Inventory Commitments	4
	Special Provisions relating to Revolving Loans	4
	Special Provisions relating to Swingline Loans	4
	Special Conditions for Issue of Letters of Credit and Guarantees	5
	General Conditions for issue of Letters of Credit and Guarantees	5
	Compensation for Letters of Credit and Guarantees	6
	Payments pursuant to Letters of Credit and Guarantees	6
	Letters of Credit and Guarantees - Assumption of Risk	7
	Cash Collateral	8
	Agent Loans	9
	Participation and Notification	10

5.	INTEREST AND INTEREST PERIODS	11
	Dates of Payment of Interest	11
	Rate of Interest	11
	Interest Periods – LIBOR Revolving Loans	11
	Maximum Number of Interest Periods	12
	Conversion and Continuation of Revolving Loans	12

6.	MARKET DISRUPTION	13
	Circumstances	13
	Applicable Interest Rate	13
	Review of Circumstances	13
	Distribution of Interest	14

7.	REPAYMENT, PREPAYMENT AND CANCELLATION	14

	Repayment of Revolving Loans	14
	Notices of voluntary prepayment	15
	Cancellation of Total Inventory Commitments	15
	Prepayment and cancellation of Individual Lenders	15
	Notices of cancellation	16

8.	ILLEGALITY	16
	Consequences of Illegality	16
	Mitigation of Adverse Circumstances	16

9.	DEFAULT	17
	On Demand Facility	17
	Letter of Credit and Guarantee Fee following Event of Default	17

10.	PAYMENTS	18
	Currency of Account and Payment	18
	Payments by the Borrower and the Lenders	18
	Payments by the Agent	18
	Payments due on non-business days	19
	Impracticable to make payments	19
	No Set-Off or Counterclaim	19
	Refunding of Payments	19
	Order of Distribution to Lenders	19

11.	SET-OFF	20

12.	PRO RATA SHARING	20
	Redistribution of payments	20
	Recovering Beneficiary’s rights	21
	Reversal of redistribution	21
	Exceptions	21

13.	CALCULATIONS AND EVIDENCE OF DEBT	22
	Lenders’ records	22
	Control ledger	22
	Lenders’ books and records.	22
	Monthly Statements	22

14.	ASSIGNMENTS AND TRANSFERS	22
	Benefit of Agreement	22
	Assignments and Transfers by the Borrower	22
	Assignments and Transfers by Lenders	23
	Transfer Certificate	23
	Acceptance and Delivery of Transfer Certificates	24
	Reliance on Transfer Certificates	24
	Register of Assignments, Transfers and Fees	25
	Change of Facility Office	25
	Confidentiality; Disclosure of Information	25
	Increased Payments following Assignment or Transfer	26

15.	TERM AND TERMINATION	26
	Expiry of Agreement	26
	Rights to Terminate	27
	Effect of Termination	27

16.	GOVERNING LAW	27

SCHEDULE 1		28

	Lenders and Inventory Commitments	28

SCHEDULE 2		29

	Form of Utilisation Notice	29

SCHEDULE 3		30

	Form of Transfer Certificate	30

SCHEDULE 4		33

	Form of Borrowing Base Certificate	33

THIS AGREEMENT is made on    January 2006

BETWEEN:

(1)	MILLENNIUM INORGANIC CHEMICALS LIMITED as Borrower;

(2)	BANC OF AMERICA SECURITIES LLC as Arranger;

(3)	BANK OF AMERICA, NATIONAL ASSOCIATION as Agent, Swingline Lender, Issuer and Security Trustee; and

(4)	THE BANKS AND FINANCIAL INSTITUTIONS named in Schedule 1 as Original Lenders.

IT IS AGREED as follows:

1.	INTERPRETATION

Definitions

1.1	Save as otherwise provided in this Agreement, unless the context otherwise requires, terms used in this Agreement shall have the meanings given to them in the common terms deed of even date with this Agreement and made between, among others, the parties to this Agreement (the “Common Terms Deed”).

Construction of certain terms

1.2	The principles of construction set out in clauses 1.2 to 1.9 (inclusive) (Construction) of the Common Terms Deed shall apply to this Agreement as if the same had been set out in full, mutatis mutandis, in this Agreement.

2.	THE REVOLVING CREDIT FACILITY

The Revolving Credit Facility

2.1	Subject to the terms and conditions of this Agreement, the Lenders shall make available to the Borrower a revolving credit facility of €15,000,000. The Revolving Credit Facility shall consist of:

2.1.1	Revolving Loans (to be denominated in euro and/or, if agreed between the Borrower and the Agent, euro or one or more other Foreign Currencies) to be made by the Lenders; and

2.1.2	Letters of Credit and/or Guarantees to be issued by the Issuer (subject to reimbursement by the Borrower and each of the Lenders on the terms set out in this Agreement); and

2.1.3	Swingline Loans (to be denominated in euro and/or such one or more other Foreign Currencies as may be agreed between the Borrower and the Swingline Lender), to be made by the Swingline Lender (subject to reimbursement by the Lenders on the terms set out in this Agreement)

in a maximum aggregate Original Euro Amount not exceeding the lesser of the aggregate of the Inventory Commitments of all the Lenders and the Inventory Borrowing Base.

Purpose

2.2	The Revolving Credit Facility is to be applied to meet the Borrower’s general working capital purposes provided that none of the Agent, the Security Trustee or any of the Lenders shall be obliged to concern itself with the application of amounts raised by the Borrower under this Agreement.

Obligations Several

2.3	The obligations of each Lender under this Agreement are several. The failure by any Lender to perform its obligations under this Agreement shall not affect the obligations of the Borrower towards any other party to this Agreement nor shall any such other party be liable for the failure by such Lender to perform its obligations.

Rights Several

2.4	The rights of each Lender are several. The amount at any time owing by the Borrower to any party under this Agreement shall be a separate and independent debt from the amount owing to any other party.

3.	CONDITIONS PRECEDENT

The Lenders shall be under no obligation to make the Revolving Credit Facility available under this Agreement until the Agent shall have issued the CP Satisfaction Notice.

4.	UTILISATION OF THE REVOLVING CREDIT FACILITY

General Conditions of Utilisation

4.1	The Lenders shall not be obliged to allow a Utilisation unless either:

4.1.1	no Default has occurred and is continuing or would occur if the Utilisation were made and the representations set out in clauses 5.1 (MIC-UK representations and warranties) and 5.3 (MIC Belgium representations and warranties) of the Common Terms Deed are correct in all material respects on and as of the date of such Utilisation except to the extent that they refer to an earlier date; or

4.1.2	the Lenders have agreed (notwithstanding any such matter) to make the Utilisation and no notice of termination of this Agreement has been given by the Borrower as referred to in Clause 18 (Term and Termination).

Revolving Loans

4.2	Subject to the terms of this Agreement, a Revolving Loan will be made by the Lenders to the Borrower on its request if:

4.2.1	not later than 11.00 a.m. on the first business day (in the case of a Reference Rate Revolving Loan), the second business day (in the case of a Revolving Loan denominated in sterling), or the third business day (in the case of a Revolving

Loan denominated in euro), immediately prior to the day which is the proposed date for the making of such Revolving Loan or such lesser period as the Agent may agree prior to the proposed date for the making of such Revolving Loan, the Agent has received from the Borrower a duly completed Utilisation Notice in respect of such Revolving Loan;

4.2.2	the proposed date for the making of such Revolving Loan is a business day during the Commitment Period;

4.2.3	the Original Euro Amount of the proposed amount of such Revolving Loan is a minimum amount of €1,000,000 and an integral multiple of €1,000,000 (or, where the Revolving Loan is to be made pursuant to Clause 4.8.3 (Refinancing of Swingline Loans by Lenders), an amount equal to the Original Euro Amount of the aggregate principal amount of the Swingline Loans then outstanding) which is less than or equal to the Available Inventory Facility;

4.2.4	the proposed Interest Period in respect of such Revolving Loan is a period of one, two, three, six or nine months (or such other period as the Agent may agree) ending on or before the Termination Date; and

4.2.5	if the Borrower fails to select an Interest Period in a Utilisation Notice the relevant Interest Period will be one month.

Swingline Loans

4.3	Subject to the terms of this Agreement, a Swingline Loan (which may be denominated in euro, or such other Foreign Currency as the Swingline Lender may agree) in an amount not exceeding €3,000,000 (or its equivalent) will be made by the Swingline Lender to the Borrower on its request if:

4.3.1	not later than 11.00 a.m. on the business day which is the proposed date for the making of such Swingline Loan, the Agent has received from the Borrower a Utilisation Notice in respect of such Swingline Loan; and

4.3.2	the proposed date for the making of such Swingline Loan is a business day during the Commitment Period.

Letters of Credit and Guarantees

4.4	Subject to the terms of this Agreement, the Issuer shall, at the Borrower’s request (contained in a Utilisation Notice) issue one or more documentary letters of credit (each a “Letter of Credit”) or Guarantees (each a “Guarantee”), in each case denominated in euro or sterling, for the Borrower’s account. The Issuer will not issue any Letter of Credit or Guarantee:

4.4.1	if the Original Euro Amount of the maximum face amount of the requested Letter of Credit or of the maximum contingent liability under the requested Guarantee would upon issuance cause the Available Inventory Facility to be exceeded at such time;

4.4.2	if the expiry date of the Letter of Credit or Guarantee would be later than 30 days prior to the Termination Date or a date falling more than one year from its date of issue (or, in the case of any renewal or extension thereof, more than one year after such renewal or extension), unless, on any particular occasion the Issuer has specifically agreed in writing with the Borrower that it is prepared to do so on that occasion.

Utilisation Notices

4.5	Subject to the terms of this Agreement, each Utilisation Notice shall oblige the Borrower to borrow the amount so requested or, as the case may be, to give effect to the Utilisation so requested on the date specified in such Utilisation Notice upon the terms and subject to the conditions set out in this Agreement.

Termination of Inventory Commitments

4.6	If it has not already been cancelled or otherwise reduced to zero prior to such time the Inventory Commitment of each of the Lenders shall be reduced to zero at close of business in London on the last day of the Commitment Period.

Special Provisions relating to Revolving Loans

4.7	The Agent, in its discretion, may elect to allow the Available Inventory Facility to be exceeded on one or more occasions by up to an amount not exceeding five (5) per cent. of the amount of the Maximum Credit Line. If the Agent does, on any particular occasion, allow the Available Inventory Facility to be exceeded it shall not be deemed thereby to have changed the Available Inventory Facility or to be obliged to allow the Available Inventory Facility to be exceeded on any other occasion.

Special Provisions relating to Swingline Loans

4.8

4.8.1	Notification: The Swingline Lender shall notify the Agent and the Lenders at the end of each week of the net amount of Swingline Loans then outstanding.

4.8.2	Repayment of Swingline Loans: Unless refinanced pursuant to Clause 4.8.3 (Refinancing of Swingline Loans by the Lenders) Swingline Loans shall be repaid when due by an application of Available Funds of the relevant amount in accordance with clause 9 (Application of Funds) of the Common Terms Deed or, if there are insufficient Available Funds to enable such application to be made, by direct payment by the Borrower to the Agent for the account of the Swingline Lender. Any such application of Available Funds shall be made first to the unpaid principal amount of Swingline Loans denominated in euro and thereafter in or towards repayment of the unpaid principal amount of any Swingline Loans denominated in any other currency. In no event shall a Swingline Loan be outstanding for a period greater than five business days or seven days.

4.8.3	Refinancing of Swingline Loans by the Lenders: The Swingline Lender will, not less than weekly or at any time upon request of the Borrower, request that the

Agent, on behalf of the Borrower (which hereby irrevocably directs the Agent to act on its behalf in this respect), give notice to the Lenders (including the Swingline Lender) requiring that they make a Revolving Loan to the Borrower in an amount equal to, and in the same currency as, the aggregate principal amount of the Swingline Loans then outstanding together with all interest accrued thereon but unpaid. Interest on any such Revolving Loan shall be calculated and payable in accordance with the provisions of Clause 5.2 (Rate of Interest).

4.8.4	Application of Reference Rate Revolving Loans: Regardless of whether the conditions in this Agreement for the making of Revolving Loans are then satisfied, each Lender shall make its Participating Proportion of any Revolving Loan referred to in Clause 4.8.3 (Refunding of Swingline Loans by the Lenders) available to the Agent for the benefit of the Swingline Lender on the date notice of the requirement for any such Reference Rate Revolving Loan is given to the Lenders.

Special Conditions for Issue of Letters of Credit and Guarantees

4.9	In addition to being subject to the satisfaction of the applicable conditions precedent referred to in Clause 3 (Conditions Precedent), the obligation of the Issuer to issue any Letter of Credit or Guarantee is subject to the following conditions having been satisfied in a manner satisfactory to the Agent:

4.9.1	the Borrower shall have delivered to the Agent, at such times and in such manner as the Agent may prescribe, an application in the Issuer’s standard form for the time being for the issue of letters of credit or guarantees and such other documents as may be required pursuant to the terms thereof;

4.9.2	the form and terms of the proposed Letter of Credit or Guarantee shall be reasonably satisfactory to the Agent and the Issuer; and

4.9.3	as of the date of issue, no order of any court, arbitrator or public authority shall purport by its terms to prohibit or restrain the Issuer or banks generally from issuing letters of credit or guarantees of the type and in the amount of the proposed Letter of Credit or Guarantee (as the case may be), and no law, rule or regulation applicable to the Issuer or banks generally and no request or directive (whether or not having the force of law) from any central bank or public authority with jurisdiction over the Issuer or banks generally shall prohibit, or request that the Issuer refrain from, the issue of letters of credit or guarantees generally or the issue of such Letter of Credit or Guarantee.

General Conditions for issue of Letters of Credit and Guarantees

4.10

4.10.1	Requests for issue of Letters of Credit or Guarantees: The Borrower shall give to the Agent reasonable advance written notice of its request for the issue of any Letter of Credit or Guarantee. In the case of a Guarantee, such notice shall specify the maximum contingent liability to be guaranteed, the beneficiary in whose favour the Guarantee is to be issued, the effective date of issue of such Guarantee (which shall be a business day), details of the obligation in respect of which the contingent liability might arise and the date on which such obligation is due to mature or expire. In the case of a Letter of Credit, such notice shall specify the original face amount and currency denomination of the Letter of Credit requested, the effective date of issue of such Letter of Credit (which shall be a business day), whether such Letter of Credit may be drawn in a single or partial draws, the date on which such Letter of Credit is to expire and the beneficiary of such Letter of Credit.

4.10.2	No extensions or amendment: The Issuer shall not be obliged to extend or amend or cause to be extended or amended any Letter of Credit or Guarantee it has issued.

4.10.3	Events of Default: The Issuer need not, before issuing a Letter of Credit or Guarantee, make any enquiry or otherwise concern itself as to whether any event has occurred which, under the terms hereof, would relieve the Issuer from its obligations to issue that Letter of Credit or Guarantee and accordingly neither the Borrower nor any of the Lenders shall have any right to resist any claim under Clause 4.12 (Payments pursuant to Letters of Credit and Guarantees) or otherwise on the ground that any such event had occurred before the issue of the Letter of Credit or Guarantee, provided that, before issuing a Letter of Credit or Guarantee, the Issuer shall inform each of the Lenders of any Event of Default of which it has actual notice.

Compensation for Letters of Credit and Guarantees

4.11	The Borrower agrees to pay to the Agent for the account of the Issuer with respect to each Letter of Credit or Guarantee, the Letter of Credit and Guarantee Fee.

Payments pursuant to Letters of Credit and Guarantees

4.12

4.12.1	Demands under a Letter of Credit or Guarantee: If a demand for payment is made under a Letter of Credit or Guarantee on the Issuer, the Issuer shall promptly notify the Agent of such demand and pay the sum demanded in accordance with the terms of the relevant Letter of Credit or Guarantee, whereupon:

(a)	the Agent shall not later than four hours after receipt of such demand, if such demand is made prior to 1.00 p.m. (London time) on any business day, or otherwise by 10.00 a.m. (London time) on the next succeeding business day, notify each Lender of the amount of such demand and such Lender’s Participating Proportion thereof which such Lender shall be obliged to pay; and

(b)	each Lender shall on the date of such notification make its share of the amount demanded available to the Agent for the benefit of the Issuer in immediately available funds.

If any Lender is unable to make its share of such amount available on such date, it shall nevertheless do so as soon as possible thereafter and in any event by no later than two business days after the date notice of such requirement was given to it by the Agent, together with interest thereon from the date of such notice to the date of payment at the rate specified by the Agent as representing the Issuer’s cost of funds.

4.12.2	Payment of Letter of Credit or Guarantee obligations: Without limiting or affecting any of the provisions of this Clause 4.12.2 (Payments pursuant to Letters of Credit and Guarantee obligations), the Borrower agrees to reimburse the Agent and each Lender for any draw under any Letter of Credit or Guarantee promptly upon demand, and to pay the Agent the amount of all other obligations and other amounts payable to it under or in connection with any Letter of Credit or Guarantee promptly when due, irrespective of any claim, set-off, defence or other right which the Borrower may have at any time against the Agent, the Lenders, the Issuer or any other person.

4.12.3	Reference Rate Revolving Loans to satisfy reimbursement obligations: If the Issuer honours a draw under any Letter of Credit or makes a payment under a Guarantee and the Borrower shall not have repaid such amount to the Agent pursuant to Clause 4.12.2 (Payment of Letter of Credit or Guarantee obligations), the honouring of such draw or the making of such payment by the Issuer shall of itself cause there to arise, at the option of the Borrower, either a Reference Rate Revolving Loan by the Lenders, or a Swingline Loan by the Swingline Lender, of the amount of such draw or payment.

Letters of Credit and Guarantees - Assumption of Risk

4.13

4.13.1	Authorisations: Each of the Borrower and the Lenders unconditionally and irrevocably:

(a)	authorise and direct the Issuer to pay any request or demand for payment under and in accordance with any Letter of Credit or Guarantee issued by it without requiring proof of the Borrower’s agreement that any amount so demanded or paid is or was due and notwithstanding that the Borrower may dispute the validity of any such request, demand or payment;

(b)	confirms that the Issuer deals in documents only and shall not be concerned with the legality of any claim under any Letter of Credit or Guarantee or any other underlying transaction or any set-off, counterclaim or defence as between the Borrower and any beneficiary of any Letter of Credit or Guarantee; and

(c)	agrees that the Issuer need not have any regard to the sufficiency, accuracy or genuineness of any such request or demand or any certificate or statement in connection therewith or any incapacity of or limitation upon the powers of any person signing or issuing any such request, demand, certificate or statement which appears on its face to be in order and agrees that the Issuer shall not be obliged to enquire as to any such matters and may assume, acting in good faith, that any such request, demand, certificate or statement which appears on its face to be in order is correct and properly made’

provided that the foregoing shall not be construed to excuse the Issuer from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuer’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit or Guarantee comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or wilful misconduct on the part of the Issuer, the Issuer shall be deemed to have exercised care in each such determination.

4.13.2	Rights of contribution and subrogation: Until all amounts which are payable by the Borrower under or in connection with the Finance Documents have been permanently repaid or prepaid in full and the Total Inventory Commitments have been cancelled or otherwise reduced to zero, the Borrower shall not, by virtue of any payment made by it under or in connection with or referable to this Clause 4.13 (Letters of Credit and Guarantees - Assumption of Risk) or otherwise, be subrogated to any rights, security or moneys held or received by the Agent, the Lenders and/or the Security Trustee or be entitled at any time to exercise, claim or have the benefit of any right of contribution or subrogation or similar right against any of them and the Borrower irrevocably waives all rights of contribution or similar rights against each of them.

4.13.3	Waiver of defences: The Borrower’s obligations under this Clause 4.13 (Letters of Credit and Guarantees - Assumption of Risk) shall not be affected by any act, omission, matter or thing which, but for this provision, might reduce, release or prejudice any of its obligations hereunder in whole or in part, including without limitation and whether or not known to it:

(a)	any time or waiver granted to or composition with any beneficiary or any other person;

(b)	any taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights, remedies or securities available to the Issuer or other person or arising under any Letter of Credit or Guarantee; or

(c)	any unenforceability, illegality or invalidity of any Letter of Credit or Guarantee to the intent that the Borrower’s obligations under this Clause 4.13 (Letters of Credit and Guarantees - Assumption of Risk) shall remain in full force and be construed as if there were no such effect.

Cash Collateral

4.14	If any Event of Default shall occur and be continuing and the maturity of the Revolving Loans shall be accelerated or the Total Inventory Commitments are terminated pursuant to Clause 18 (Term and termination), on the business day that the Borrower receives notice from the Agent or the Issuer demanding the deposit of cash collateral pursuant to this Clause 4.14 (Cash Collateral), the Borrower shall deposit with the Security Trustee an amount in cash equal to 105% of the greatest amount for each Letter of Credit or Guarantee then outstanding may be drawn (or, as the case may be, the maximum contingent liability under such Letter of Credit or Guarantee) as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind:

4.14.1	upon the occurrence of any Event of Default described in clauses 11.1.6 (Insolvency), 11.1.7 (Enforcement proceedings) or 11.1.8 (Winding-up etc.) of the Common Terms Deed; or

4.14.2	if any Letter of Credit or Guarantee remains outstanding and undrawn on the termination of this Agreement.

Such deposit shall be held by the Security Trustee as security for the payment and performance of the obligations of the Borrower under this Agreement. The Security Trustee shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Such deposits shall, pending their application as provided below, be invested by the Security Trustee, at the Borrower’s risk and expense, in high-quality overnight or short-term investments (which may include certificates of deposit of the Agent), and any interest earned through the investment of such deposits shall be for the Borrower’s account and shall be added to the deposits held by the Security Trustee under this Clause 4.14 (Cash Collateral) and applied as provided herein. Moneys in such account shall be applied by the Security Trustee to reimburse the Issuer for any payments made by it pursuant to any Letter of Credit or Guarantee for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower in relation to such Letter of Credit or Guarantee at such time or, with the consent of the Issuer, be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount, together with any interest earned thereon (to the extent not applied as aforesaid), shall be returned to the Borrower within three Business Days after all Events of Default have ceased to be continuing.

Agent Loans

4.15

4.15.1	Authorisation: Subject to the provisions of this Clause 4.15 (Agent Loans), the Agent is hereby authorised by the Lenders, from time to time in the Agent’s reasonable discretion and if so agreed in writing by the Borrower, after the occurrence of a Default or an Event of Default which is continuing unremedied or unwaived or at any time that any of the other conditions to the making available of any Loans hereunder have not been satisfied (and provided in any such case that it is impractical to contact the Lenders), to make Reference Rate Revolving Loans (but in any event not to exceed the lesser of €15,000,000 or the Available Inventory Facility) to the Borrower on behalf of the Lenders which the Agent, in its reasonable business judgement, deems necessary or desirable:

(a)	to preserve or protect any Collateral;

(b)	to enhance the likelihood of, or maximise the amount of, repayment of any of the Outstandings; or

(c)	to pay any other amount chargeable to the Borrower pursuant to the terms of this Agreement or any other Finance Document, including without limitation any costs, fees and expenses (any such Reference Rate Revolving Loan described in this Clause 4.15 (Agent Loans) being an “Agent Loan”).

4.15.2	Repayment: Agent Loans shall constitute Reference Rate Revolving Loans under this Agreement repayable by the Borrower on one month’s prior notice from the Agent unless a Default or an Event of Default has occurred and is continuing when such Reference Rate Revolving Loans will be repayable by the Borrower on demand and shall bear interest at the rate per annum applicable to Reference Rate Revolving Loans plus 2%. The Agent shall notify each Lender in writing of each Agent Loan that it makes.

4.15.3	Settlement: It is agreed that each Lender shall participate in each such Reference Rate Revolving Loan constituted by an Agent Loan in an amount equal to its Participating Proportion of the amount of such Reference Rate Revolving Loan. Notwithstanding such agreement, the Agent and the Lenders agree (which agreement shall not be for the benefit of or enforceable by the Borrower) that in order to facilitate the administration of this Agreement settlement of Agent Loans shall take place on a periodic basis on such date or dates as the Agent may specify by written notice to the Lenders. On receipt of any such notice, each Lender shall make an amount equal to its Participating Proportion of the outstanding principal amount of the Agent Loans in respect of which settlement is requested available to the Agent in immediately available funds to such account of the Agent as the Agent may designate, not later than 2.00 p.m. on the proposed settlement date (which shall be not less than three business days following the date of such notice). If any such amount is not made available to the Agent by any Lender on such settlement date, such Lender shall pay such amount to the Agent on demand together with interest thereon from such settlement date to the date of actual payment at a rate determined in accordance with clause 12.3 (Default Interest Rate) of the Common Terms Deed.

Participation and Notification

4.16

4.16.1	Participation by Lenders: Each Lender will participate through its Facility Office in each Utilisation comprising the making of Revolving Loans (including any Revolving Loans made pursuant to Clauses 4.8.3 (Refunding of Swingline Loans by the Lenders) or 4.12.3 (Reference Rate Revolving Loans to satisfy reimbursement obligations), or in any amount to be reimbursed to the Swingline Lender or the Issuer following any non-payment by the Borrower of any amount due from it in respect of a Swingline Loan or, as appropriate, a Letter of Credit or Guarantee, in its Participating Proportion immediately prior to the making available of that Utilisation or, as the case may be, at the time of any such non-payment.

4.16.2	Notification to Lenders: The Agent shall, promptly after receipt by it of a Utilisation Notice, notify each Lender of the details of such notice and of the amount of that Lender’s Participating Proportion of the Utilisation to be made available to the Borrower.

5.	INTEREST AND INTEREST PERIODS

Dates of Payment of Interest

5.1	Each Revolving Loan shall bear interest on its unpaid principal amount from the date made until paid in cash at a rate determined by reference to the Reference Rate or to LIBOR, as applicable, and MIC-UK shall pay accrued interest on each such Revolving Loan:

5.1.1	in the case of each Reference Rate Revolving Loan, on the last day of each Management Accounting Period thereafter; and

5.1.2	in the case of each LIBOR Revolving Loan, on the last day of each Interest Period relating to such LIBOR Revolving Loan (and if the Interest Period is more than three months, on the dates falling at three monthly intervals after the first day of such Interest Period).

Rate of Interest

5.2

5.2.1	The rate of interest applicable to a LIBOR Revolving Loan from time to time during an Interest Period relating to it shall be the rate per annum which is the sum of:

(a)	the Applicable Margin at such time;

(b)	LIBOR relating to such LIBOR Revolving Loan for such Interest Period; and

(c)	the Mandatory Cost, if any, applicable to that LIBOR Revolving Loan.

5.2.2	The rate of interest applicable to a Swingline Loan and each Reference Rate Revolving Loan shall be a fluctuating rate per annum which is the sum of the Reference Rate and the Applicable Margin. Each change in the Reference Rate shall be reflected in such interest rate as of the effective date of such change.

Interest Periods – LIBOR Revolving Loans

5.3	Save as otherwise provided in this Agreement, the duration of each Interest Period relating to a LIBOR Revolving Loan shall be one, two, three, six or nine months (or such other period as the Agent may agree) ending on or before the Termination Date and be selected by the Borrower in the Utilisation Notice relating to that LIBOR Revolving Loan or, as the case may be, in a Notice of Continuation under Clause 5.2.2 (Conversion and Continuation of Revolving Loans).

Maximum Number of Interest Periods

5.4	The Borrower may not select an Interest Period in respect of any LIBOR Revolving Loan of such a duration that there shall at any time be more than five LIBOR funding periods inexistence at the same time, for which purpose a “LIBOR funding period” means either an Interest Period for a LIBOR Revolving Loan or a Settlement Period in relation to which the Discount Charge is being determined by reference to LIBOR.

Conversion and Continuation of Revolving Loans

5.5

5.5.1	The Borrower may, upon irrevocable written notice to the Agent in accordance with Clause 5.5.2:

(a)	at any time after the Outstandings in respect of Reference Rate Revolving Loans are equal to or exceed an amount equal to an Original Euro Amount of €1,000,000 elect, as of any business day, in the case of Reference Rate Revolving Loans, to convert any such Reference Rate Revolving Loans (or any part thereof) in an amount of not less than €1,000,000 or a greater amount which is an integral multiple of €100,000 into LIBOR Revolving Loans;

(b)	elect, as of the last day of the applicable Interest Period, to continue for a further Interest Period any LIBOR Revolving Loans having Interest Periods expiring on such day (or any part thereof) in an amount of not less than €1,000,000 or a greater amount which is an integral multiple of €100,000.

5.5.2	If any Revolving Loans are to be converted into or continued as LIBOR Revolving Loans pursuant to Clause 5.5.1, the Borrower shall deliver a notice of conversion or continuation (a “Notice of Conversion/Continuation”) to be received by the Agent not later than 11.00 a.m. on the second business day (in the case of a Revolving Loan denominated in sterling), or the third business day (in the case of a Revolving Loan denominated in euro) immediately prior to the proposed date of conversion or continuation specifying:

(a)	the proposed date of such conversion or continuation;

(b)	the aggregate amount of Revolving Loans to be converted or continued;

(c)	the type of Revolving Loans resulting from the proposed conversion or continuation; and

(d)	(in the case of a continuation) the Interest Period to apply from the date of such continuation.

5.5.3	If upon drawdown of any Revolving Loan or upon the expiry of any Interest Period applicable to any LIBOR Revolving Loan, the Borrower has failed to select a new Interest Period to be applicable thereto or if any Event of Default then exists, the Borrower shall be deemed to have elected to convert such LIBOR Revolving Loan into a Reference Rate Revolving Loan as of the expiry date of such Interest Period.

5.5.4	While an Event of Default is continuing, the Borrower may not elect to have a Revolving Loan converted into or continued as a LIBOR Revolving Loan.

6.	MARKET DISRUPTION

Circumstances

6.1	If at or about 11.00 a.m. on the Quotation Date for an Interest Period in respect of any LIBOR Revolving Loan the Agent (in consultation with the Lenders) determines it is not possible by reason of circumstances affecting the London Interbank Market generally

6.1.1	to determine LIBOR in accordance with its definition; or

6.1.2	for the Lenders to obtain requisite matching deposits in the required currency in the London Interbank Market at the relevant time to fund their respective shares during such Interest Period; or

6.1.3	for Lenders having Participating Proportions aggregating at least 33 1/3 per cent. to obtain such deposits for such period at a cost less than or equal to the rate offered to the Agent in accordance with the definition of LIBOR, then the Agent shall forthwith notify the Borrower and the Lenders and notwithstanding the provisions of Clause 5 (Interest and Interest Periods), the Interest Period in respect of that LIBOR Revolving Loan and the amount of interest payable in respect of that LIBOR Revolving Loan during its Interest Period shall be determined in accordance with the following provisions of this Clause 6 (Market Disruption).

Applicable Interest Rate

6.2	If Clause 6.1 (Circumstances) applies in relation to a LIBOR Revolving Loan the duration of the Interest Period relating to that Loan shall be one month or, if less, such that it shall end on the Termination Date and the rate of interest applicable to that LIBOR Revolving Loan during its Interest Period shall be the rate per annum which is the sum of:

6.2.1	the Applicable Margin;

6.2.2	the Mandatory Cost, if any; and

6.2.3	the lesser of the Reference Rate and the rate determined by the Agent (and notified to the Borrower) to be that which expresses as a percentage rate per annum the weighted average of the cost to each of the Lenders of funding its share of such LIBOR Revolving Loan during such Interest Period from whatever sources and in whatever manner each such Lender may reasonably select.

Review of Circumstances

6.3	So long as any alternative basis for the calculation of interest as provided in Clause 6.2 (Applicable Interest Rate) is in force the Agent shall from time to time review whether or not the circumstances referred to in Clause 6.1 (Circumstances) still prevail with a view to returning to the normal provisions of this Agreement relating to the determination of the rates of interest applicable to any LIBOR Revolving Loan.

Distribution of Interest

6.4	Interest on a LIBOR Revolving Loan during an Interest Period relating to it calculated at the rates specified in Clause 6.2 (Applicable Interest Rate) shall be distributed by the Agent to the Lenders in proportion to the amounts which represent the cost to each Lender of funding its Participating Proportion of such LIBOR Revolving Loan during such Interest Period provided that any such interest which is attributable to the Applicable Margin shall be distributed by the Agent to the Lenders in proportion to their Participating Proportions of such LIBOR Revolving Loan.

7.	REPAYMENT, PREPAYMENT AND CANCELLATION

Repayment of Revolving Loans

7.1	The Borrower shall repay each LIBOR Revolving Loan made to it, together with accrued but unpaid interest thereon, on the last day of the Interest Period applicable to that Loan. The Borrower may repay each Reference Rate Revolving Loan and each Swingline Loan made to it, together with accrued but unpaid interest thereon, at any time. The Borrower shall, in any event, repay the outstanding principal balance of all Revolving Loans, plus all accrued but unpaid interest thereon, upon the termination of this Agreement for any reason.

7.2	If on any date on which interest is payable under Clause 5.1 (Dates of Payment of Interest) the aggregate of the Outstandings of all the Lenders exceeds the amount of the Available Inventory Facility the Borrower shall, if so required by the Agent by notice to that effect, prepay on such date an amount of the unpaid principal balance of the Loans equal to such excess and/or provide cash cover for outstanding Letters of Credit or Guarantees to the extent of the excess.

Voluntary Prepayment

7.3	The Borrower may, by giving the Agent not less than one business day’s notice (in the case of a Reference Rate Revolving Loan) or three business days’ notice (in the case of a LIBOR Revolving Loan) in writing, prepay without penalty the whole or any part of any Revolving Loan, provided that:-

7.3.1	such prepayment is made in the currency in which the Revolving Loan is then denominated;

7.3.2	the Original Euro Amount of any prepayment is not less than £1,000,000 or, if more, an integral multiple of £1,000,000 or, if less, the whole of the Revolving Loan;

7.3.3	the Borrower shall, on the date on which the prepayment is made by it, pay to the Agent for the account of the Lenders, an amount equal to the accrued interest on the amount to be prepaid (the “Prepayment Amount”) calculated to that date in accordance with the terms of this Agreement, together with any amount payable under Clause 7.3.4; and

7.3.4	in the case of a LIBOR Revolving Loan, where a Prepayment Amount is to be prepaid by the Borrower otherwise than on the last day of the Interest Period relating to such LIBOR Revolving Loan, on the date on which the prepayment is made by it, it shall pay to the Agent for the account of the Lenders an amount equal to the amount by which the interest which would have been payable under this Agreement on the Prepayment Amount had it been paid on the last day of such Interest Period exceeds the amount of interest which, in the opinion of the Agent acting reasonably and in good faith, would have been payable on the last day of that Interest Period in respect of an amount equal to the Prepayment Amount (and in the currency in which the LIBOR Revolving Loan being prepaid is denominated) on deposit with a prime bank in London for a period starting on the second business day following the date of receipt of such Prepayment Amount and ending on the last day of that Interest Period.

Notices of voluntary prepayment

7.4	Any notice given pursuant to Clause 7.3 (Voluntary Prepayment) shall specify the date upon which such prepayment is to be made and the amount of such prepayment and shall oblige the Borrower to make such prepayment on such date. Any amount which is prepaid pursuant to Clause 7.3 (Voluntary Prepayment) may be re-borrowed in accordance with the terms of this Agreement. The Borrower shall not be entitled to repay or prepay any Revolving Loan or any part thereof otherwise than in accordance with the express provisions of this Agreement.

Cancellation of Total Inventory Commitments

7.5	The Borrower may, by giving to the Agent not less than 15 days’ prior notice to that effect, permanently cancel the whole (but subject to Clause 15.2 (Rights to terminate) or any part (being a minimum amount of €1,000,000 and an integral multiple of €1,000,000) of the Total Inventory Commitments, provided that both on the date of such notice and upon the effective date of cancellation, the amount to be so cancelled does not exceed an amount equal to the difference between the Maximum Credit Line and the Total Outstandings and the Agent has not, pursuant to Clause 4.7 (Special Provisions relating to Revolving Loans), permitted the limits of the Available Inventory Facility to have been exceeded. Any such cancellation shall reduce the Inventory Commitment of each Lender pro-rata to its Participating Proportion.

Prepayment and cancellation of Individual Lenders

7.6	If the Borrower becomes obliged to pay an increased amount pursuant to clauses 3.1 (Requirement to Gross-up) or 4 (Increased Costs) of the Common Terms Deed or any Lender claims indemnification from the Borrower under clause 3.2 (Indemnity) or clause 4.1 (Increased Costs and Reduction of Return) of the Common Terms Deed and the Agent receives from the Borrower at least 15 business days’ prior notice of the intention of the Borrower to prepay such Lender’s Outstandings, such Lender shall, upon receipt by the Agent of such notice, cease to be obliged to participate in any further Loans, its Inventory Commitment shall be permanently cancelled and reduced to zero and the Borrower shall on the last day of each of the then current Interest Periods or earlier, if the Agent or such Lender so requires, prepay such Lender’s portion of the Loans to which such Interest Periods relate together with any applicable break costs payable under clause 15 (Costs, expenses, stamp duties and indemnities) of the Common Terms Deed but otherwise without premium or penalty.

Notices of cancellation

7.7	Any notice of cancellation or prepayment given by the Borrower pursuant to Clause 7.7 (Cancellation of Total Inventory Commitments) or Clause 7.8 (Prepayment and cancellation of Individual Lenders) shall specify the date upon which such prepayment is to be made and the amount of such prepayment and shall oblige the Borrower to make such prepayment on such date. The Borrower shall not be entitled to re-borrow any amount so prepaid.

8.	ILLEGALITY

Consequences of Illegality

8.1	If at any time it becomes unlawful, or contrary to any directive or request of any applicable central bank or other fiscal, monetary or other authority for a Lender to make, fund or allow to remain outstanding any Loan made or to be made under this Agreement or to assume or remain under any obligations hereunder in relation to or under any Letter of Credit or Guarantee (collectively, an “Illegality”), then the Agent shall, promptly after becoming aware of the same, deliver to the Borrower a certificate to that effect and:

8.1.1	such Lender shall not thereafter be obliged to make or participate in any Loan under this Agreement or (in the case of the Issuer) issue any Letter of Credit or Guarantee and its Inventory Commitment shall immediately be cancelled and reduced to zero; and

8.1.2	such Lender shall promptly enter into negotiations with the Borrower and negotiate in good faith to agree to a solution to such Illegality; provided, however, that if such an agreement has not been reached by the date at which such Illegality takes effect with respect to such Lender, if the Agent on behalf of such Lender so requires, the Borrower shall on the last day of the Interest Period for each such Loan occurring after the Agent has notified the Borrower or (if earlier) on such date as the Agent shall have specified (being no earlier than the last day upon which the Lender is legally able to permit such Loans to remain outstanding) repay such Lender’s Outstandings together with accrued interest thereon (any such repayment to be without premium or penalty) and all other amounts owing to such Lender under this Agreement, and, with respect to any Letter of Credit or Guarantee then outstanding, deposit with the Security Trustee for the benefit of the Issuer cash, in either such case in the same manner as contemplated in Clause 4.14 (Cash Collateral).

Mitigation of Adverse Circumstances

8.2	If, in respect of any Lender, circumstances arise which would, or would upon the giving of notice, result in additional amounts becoming payable under clause 3 (Taxes) or clause 4 (Increased Costs) of the Common Terms Deed or result in a cancellation of its Inventory Commitment pursuant to Clause 8.1 (Consequences of Illegality) then, without in any way limiting, reducing or otherwise qualifying the obligations of the Borrower under this Agreement such Lender will, at the request of the Borrower, such Lender shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document, including, without limitation, any such certificate or document reasonably requested by the Borrower, or to change the jurisdiction of its Facility Office or to take other actions (including the filing of certificates or documents) known to it to be available if the making of such a filing or change or the taking of such other action would avoid the need for or reduce the amount of any such additional amounts which may thereafter accrue or avoid the circumstances giving rise to such exercise and would not, in the sole determination of such Lender, be otherwise disadvantageous to such Lender.

8.3	If the Agent or any Lender shall have delivered a notice or certificate pursuant to clause 3 (Taxes) or clause 4 (Increased Costs) of the Common Terms Deed, the Borrower shall have the right, at its own expense (which shall include the Agent’s fee referred to in Clause 14.7.2 (Fees)), upon notice to the Agent, to require such Lender to transfer and assign without recourse (in accordance with and subject to the restrictions contained in Clause 14 (Assignments and Transfers)) all its interests, rights and obligations under this Agreement to another financial institution approved by the Agent (which approval shall not be unreasonably withheld) which shall assume such obligations (which assignee may be another Lender, if that Lender accepts such transfer and assignment); provided, however, that (i) no such transfer and assignment shall conflict with any law, rule or regulation or order of any public authority and (ii) the transferee or the Borrower shall pay to the affected Lender in immediately available funds on the date of such transfer and assignment an amount equal to its Participating Proportion of the Outstandings of the Lenders, accrued interest, accrued fees and all other amounts accrued for its account or owed to it under this Agreement (including the additional amounts asserted and payable pursuant to clause 3 (Taxes) or clause 4 (Increased Costs) of the Common Terms Deed, if any).

9.	DEFAULT

On Demand Facility

9.1	If, pursuant to clause 11.2.5 (Acceleration) of the Common Terms Deed, the Agent declares any of the Loans (or any other moneys which may become payable hereunder) to be due and payable on demand of the Agent, then, at any time thereafter, the Agent may by written notice to the Borrower call for repayment of any such Loans (and any other such moneys) on such date (being not less than 2 business days after the date of such notice) as it may specify in such notice (whereupon the same shall become due and payable on such date together with all unpaid accrued interest, fees and any other sums then owed by the Borrower under this Agreement) or withdraw its declaration with effect from such date as it may specify in such notice.

Letter of Credit and Guarantee Fee following Event of Default

9.2	From the date of the occurrence of any Event of Default until such Event of Default is remedied to the satisfaction of the Agent, or until all sums payable under this Agreement have been satisfied or discharged in full and none of the Lenders is under any contingent liability under this Agreement or under any Letter of Credit or Guarantee, the Letter of Credit and Guarantee Fee shall be calculated at the rate per annum equal to an additional 2.00% per annum to that referred to in Clause 5.2 (Rate of Interest) on the maximum face value of any Letter of Credit or maximum contingent liability of the Issuer under each Guarantee then outstanding.

10.	PAYMENTS

Currency of Account and Payment

10.1	Euro is the currency of account under this Agreement provided that:

10.1.1	each repayment of a Loan or a part thereof shall be made in the currency in which such Loan is denominated at the time of that repayment;

10.1.2	each payment of interest shall be made in the currency in which the sum in respect of which such interest is payable is denominated; and

10.1.3	any amount expressed to be payable in a currency other than euro shall be paid in that other currency.

Payments by the Borrower and the Lenders

10.2	On each date on which this Agreement requires an amount to be paid by the Borrower or any of the Lenders to the Agent, the Borrower or, as the case may be, such Lender shall make the same available to the Agent:

10.2.1	where such amount is denominated in sterling, by payment in sterling and in same day funds (or in such other funds as may for the time being be customary in London for the settlement in London of banking transactions in sterling) to the Agent at Bank of America, N.A., 5 Canada Square, London, E14 5AQ, sort code 16-50-50, Attn: Loans Service (or as the Agent may otherwise specify for this purpose); or

10.2.2	where such amount is denominated in euro, by payment in euro and in immediately available, freely transferable, cleared funds to such account with such bank in such principal financial centre in such participating member state or in London as the Agent may from time to time specify for this purpose; or

10.2.3	where such amount is denominated in a Foreign Currency, by payment in such Foreign Currency and in immediately available, freely transferable, cleared funds to such account with such bank in the principal financial centre of the country of such Foreign Currency as the Agent may specify for this purpose.

Payments by the Agent

10.3	Save as otherwise provided in this Agreement or any other Finance Document, each payment received by the Agent for the account of another person pursuant to Clause 10.2 (Payments by the Borrower and the Lenders) shall be made available by the Agent (subject, without any liability therefor, for delays outside the Agent’s control in crediting cleared funds) to such other person (in the case of a Lender, for the account of its Facility Office) for value the same day (provided that such payment has been received by the Agent by no later than 12.00 noon) by transfer to such account of such person with such bank in the principal financial centre of the country of the currency of such payment as such person shall have previously notified to the Agent or (in the case of the Borrower) in the agreed currency denomination to the account of the Borrower specified in the Utilisation Notice.

Payments due on non-business days

10.4	If any payment of principal, interest, premium or other sum to be made under this Agreement becomes due and payable on a day other than a business day, the due date of payment shall be extended to the next succeeding business day and interest thereon shall be payable at the applicable interest rate during such extension (unless that next succeeding business day falls in the following calendar month in which case the due date of payment shall be the immediately preceding business day).

Impracticable to make payments

10.5	If, at any time, it shall become impracticable (by reason of any action of any governmental authority or any change in law, exchange control regulations or any similar event) for the Borrower to make any payments under this Agreement in the manner specified in Clause 10.2 (Payments by the Borrower and the Lenders), then the Borrower may agree with each or any of the Lenders to make alternative arrangements for the payment direct to such Lender of amounts due to such Lender provided that, in the absence of any such agreement with any Lender, the Borrower shall be obliged to make all payments due to such Lender in the manner specified in this Agreement. Upon reaching such agreement the Borrower and such Lender shall immediately notify the Agent and shall thereafter promptly notify the Agent of all payments made direct to such Lender.

No Set-Off or Counterclaim

10.6	All payments made by the Borrower under this Agreement shall be made in full, without any set-off or counterclaim whatsoever.

Refunding of Payments

10.7	Where a sum is to be paid to the Agent under this Agreement for account of another person, the Agent shall not be obliged to (but may) make the same available to that other person until it has been able to establish to its satisfaction that it has actually received that sum. If and to the extent that it does so but it proves to be the case that it had not actually received the sum which it paid out, the person to whom the Agent made that sum available shall on request refund it to the Agent together with interest on that sum from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

Order of Distribution to Lenders

10.8	If the amount received by the Agent from the Borrower under this Agreement on any date is less than the total sum due under this Agreement on that date, the Agent shall, unless an Instructing Group otherwise requires, apply that amount in or towards payment of the following sums in the following order:

10.8.1	first, in or towards payment of any sum then due to the Agent in its capacity as such;

10.8.2	secondly, in or towards payment pro rata of any sums (other than principal of or interest on the Loans) then due to the Lenders (or any of them);

10.8.3	thirdly, in or towards payment pro rata of any interest then due;

10.8.4	fourthly, in or towards payment pro rata of any principal then due,

and any such applications shall be made notwithstanding any purported appropriation to the contrary by the Borrower.

11.	SET-OFF

The Borrower authorises any other party to this Agreement at any time after an Event of Default has occurred and is continuing and without prior notice to the Borrower to apply any credit balance (whether or not then due) to which the Borrower is at any time beneficially entitled on any account at any office of that party in or towards satisfaction of any sum then due from it to that party under this Agreement and unpaid and for this purpose to purchase with the moneys standing to the credit of any such account such other currencies as may be necessary to effect such application (but so that nothing in this Clause 11 (Set-Off) shall be effective to create a charge). No party shall be obliged to exercise any of its rights under this Clause 11 (Set-Off) which shall be without prejudice to and in addition to any right of set-off, combination of accounts, lien or other right to which it is at any time otherwise entitled (whether by operation of law, contract or otherwise).

12.	PRO RATA SHARING

12.1	If a Beneficiary (a “Recovering Beneficiary”) receives or recovers any amount in respect of its participation other than in accordance with Clause 10 (Payments) and applies that amount to a payment due to it in respect of its participation under this Agreement then:

12.1.1	the Recovering Beneficiary shall, within three business days, notify details of the receipt or recovery to the Agent;

12.1.2	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Beneficiary would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 10 (Payments), without taking account of any tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

12.1.3	the Recovering Beneficiary shall, within three business days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Beneficiary as its share of any payment to be made.

Redistribution of payments

12.2	The Agent shall treat the Sharing Payment as if it had been paid by the Borrower and distribute it between the Beneficiaries (other than the Recovering Beneficiary) in accordance with Clause 10.8 (Order of Distribution to Lenders).

Recovering Beneficiary’s rights

12.3

12.3.1	On a distribution by the Agent under Clause 12.2 (Redistribution of payments) the Recovering Beneficiary will be subrogated to the rights of the Beneficiaries which have shared in the redistribution.

12.3.2	If and to the extent that the Recovering Beneficiary is not able to rely on its rights under sub-Clause 12.3.1, the Borrower shall be liable to indemnify the Recovering Beneficiary for an amount equal to the Sharing Payment in accordance with clause 15.2 (Indemnity to the Agent) of the Common Terms Deed.

Reversal of redistribution

12.4	If any part of the Sharing Payment received or recovered by a Recovering Beneficiary becomes repayable and is repaid by that Recovering Beneficiary, then:

12.4.1	each Beneficiary which has received a share of the relevant Sharing Payment pursuant to Clause 12.2 (Redistribution of payments) shall, upon request of the Agent, pay to the Agent for account of that Recovering Beneficiary an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Beneficiary for its proportion of any interest on the Sharing Payment which that Recovering Beneficiary is required to pay); and

12.4.2	that Recovering Beneficiary’s rights of subrogation in respect of any reimbursement shall be cancelled and the Borrower will be liable to the reimbursing Beneficiary for the amount so reimbursed.

Exceptions

12.5

12.5.1	This Clause 12 (Pro Rata Sharing) shall not apply to the extent that the Recovering Beneficiary would not, after making any payment pursuant to this Clause 12 (Pro Rata Sharing), have a valid and enforceable claim against the Borrower.

12.5.2	A Recovering Beneficiary is not obliged to share with any other Beneficiary any amount which the Recovering Beneficiary has received or recovered as a result of taking legal or arbitration proceedings, if:

(a)	it notified that other Beneficiary of the legal or arbitration proceedings; and

(b)	that other Beneficiary had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

13.	CALCULATIONS AND EVIDENCE OF DEBT

Lenders’ records

13.1	Each Lender shall maintain in accordance with its usual practice records evidencing the amounts from time to time lent by and owing to it under this Agreement.

Control ledger

13.2	The Agent shall maintain on its books a control ledger or ledgers in which shall be recorded:

13.2.1	the amount of any Loan or unpaid sum made or arising under this Agreement and each Lender’s share in such Loan or unpaid sum;

13.2.2	the amount of all principal, interest and other sums due or to become due from the Borrower to each of the Lenders under this Agreement and each Lender’s share in each such amount; and

13.2.3	the amount of any sum received or recovered by the Agent under this Agreement and each Lender’s share in such amount.

Lenders’ books and records.

13.3	The Borrower agrees that the Agent’s and the Lenders’ books and records showing all amounts from time to time lent by and owing to any of them under this Agreement and the transactions pursuant to this Agreement and the other Finance Documents shall be admissible in any action or proceeding arising therefrom, and shall constitute prima facie proof thereof (in the absence of manifest error), irrespective of whether any such obligations are also evidenced by any other instrument.

Monthly Statements

13.4	The Agent will provide to the Borrower a monthly statement of Loans, payments and other transactions pursuant to this Agreement.

14.	ASSIGNMENTS AND TRANSFERS

Benefit of Agreement

14.1	This Agreement shall be binding upon and enure to the benefit of each of the parties to it, any Transferee which becomes a party to it pursuant to a Transfer Certificate and each of their respective permitted successors and assigns.

Assignments and Transfers by the Borrower

14.2	The Borrower shall not be entitled to assign or transfer all or any of its rights or obligations under this Agreement.

Assignments and Transfers by Lenders

14.3

14.3.1	Each Lender may assign all or a portion of its rights and obligations under this Agreement; provided, however, that (i) in the case of any assignment by any Lender that is not assigning pursuant thereto all of its rights and obligations under this Agreement the amount of the Inventory Commitment (determined as of the date of the applicable Transfer Certificate) being assigned pursuant to each such assignment shall be at least €5,000,000 or any smaller amount agreed upon by the Agent and the Borrower) and (ii) except in the case of an assignment by a Lender to an Affiliate of such Lender or to another Lender, the consent of the Agent and, unless an Event of Default has occurred and is continuing, the Borrower (such consent not to be unreasonably withheld) shall first have been obtained.

14.3.2	Any Lender may, in connection with any assignment or proposed assignment pursuant to this Clause 14.3 (Assignments and Transfers by Lenders), disclose to the assignee or proposed assignee any information relating to the Borrower or any Subsidiary furnished to the Lenders by or on behalf of the Borrower or such Subsidiary, as applicable; provided that, prior to any such disclosure, each such assignee or proposed assignee shall execute an agreement whereby such assignee or proposed assignee shall agree (subject to customary exceptions) to preserve the confidentiality of any confidential information relating to the Borrower and any Subsidiary received from the Agent or the Lenders.

14.3.3	If any Lender assigns all or any of its rights under this Agreement in accordance with sub-clause 14.3.1 then, unless and until the assignee has agreed with the Agent and the other Beneficiaries that it shall be under the same obligations towards each of them as it would have been under if it had been a party to this Agreement, the Agent and the other Beneficiaries shall not be obliged to recognise such assignee as having the rights against each of them which it would have had if it had been a party to this Agreement.

Transfer Certificate

14.4	If any Lender wishes to transfer all or any of its rights and obligations under this Agreement in respect of the whole or any part of any Commitment in respect of the Revolving Credit Facility and/or its Outstandings as contemplated in Clause 14.3 (Assignments and Transfers by Lenders), then such transfer may be effected by the delivery to the Agent of a duly completed and duly executed Transfer Certificate. Subject to Clause 14.5 (Acceptance and Delivery of Transfer Certificates), the Agent shall, on receipt of such certificate, countersign it and subject to the terms of that Transfer Certificate and on the date specified in that Transfer Certificate:

14.4.1	the Borrower and the relevant Lender shall, to the extent provided in such Transfer Certificate, each be released from further obligations to each other under this Agreement and their respective rights against each other shall be cancelled (such rights and obligations being referred to in this Clause 14 (Assignments and Transfers) as “discharged rights and obligations”);

14.4.2	the Borrower and the Transferee party to the relevant Transfer Certificate shall each assume obligations towards, and acquire rights from, each other which differ from the discharged rights and obligations only insofar as the Borrower and the Transferee have assumed and acquired the same in place of such Borrower and that Lender;

14.4.3	the Transferee and the other parties to this Agreement (other than the Borrower) shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had such Transferee been an original party to this Agreement as a Lender with the rights and obligations acquired or assumed by it as a result of such transfer (and, to that extent, the transferor Lender and such other parties shall each be released from further obligations to each other).

Acceptance and Delivery of Transfer Certificates

14.5

14.5.1	The Agent shall not be obliged to accept any Transfer Certificate received by it under this Agreement on any day on or after the receipt by it of a Utilisation Notice and prior to the making of the relative Loan or issue of the relevant Letter of Credit or Guarantee.

14.5.2	The Agent shall not be obliged to accept a Transfer Certificate unless the Lender delivering that Transfer Certificate has also, in its capacity as a RP Funder, delivered to the Agent and the Receivables Purchaser a duly signed and dated transfer certificate (as provided for in the Receivables Purchase Agreement) in connection with the Receivables Purchase Agreement in form and substance satisfactory to the Agent and the Receivables Purchaser pursuant to which the Transferee agrees, amongst other things, to become a RP Funder under the Receivables Purchase Agreement with a RP Commitment of an amount which bears the same proportion to the aggregate RP Commitments of all the RP Funders as the proportion which the Inventory Commitment to be assumed by the Transferee under the Transfer Certificate bears to the aggregate Inventory Commitments of all the Lenders.

14.5.3	Subject to sub-Clauses 14.5.1 and 14.5.2 the Agent shall promptly deliver a copy of any Transfer Certificate received by it to the Borrower.

Reliance on Transfer Certificates

14.6	The Agent shall be fully entitled to rely on any Transfer Certificate delivered to it in accordance with the provisions of this Clause 14 (Assignments and Transfers) which is complete and regular on its face as regards its contents and purportedly signed on behalf of the Lender and the Transferee and shall have no liability or responsibility to any party as a consequence of placing reliance on and acting in good faith in accordance with any such Transfer Certificate.

Register of Assignments, Transfers and Fees

14.7

14.7.1	Register: The Agent shall (on behalf of the Lenders) maintain at its address for the service of notices as specified in clause 22 (Notices) of the Common Terms Deed a register in which the Agent shall, as soon as practicable following the date of this Agreement and thereafter on each business day following receipt by it of any Transfer Certificate duly completed in accordance with the provisions of this Clause 14 (Assignments and Transfers) or any certificate signed on behalf of each Lender assigning any of its rights under this Agreement and the person to whom such rights are to be assigned (so long as the provisions of Clause 14.3 (Assignments and Transfers by Lenders) have been complied with) and in each such case incorporating the administrative details of the Transferee or assignee, record (where appropriate in place of the corresponding details relating to the transferor or assigning Lender) the names, interests and administrative details from time to time of the Lenders having rights and/or obligations under this Agreement. The Agent shall make the register available for inspection by any party to this Agreement during normal banking hours upon receipt by the Agent of reasonable prior notice to that effect.

14.7.2	Fees: On the date upon which the transfer or assignment takes effect in accordance with the terms of this Agreement and, as the case may be, any Transfer Certificate or assignment documents, the Transferee named in the Transfer Certificate or the relevant assignee shall pay to the Agent for its own account a transfer fee of €3,500.

Change of Facility Office

14.8	Any Lender may at any time change its Facility Office in relation to its Inventory Commitment and/or Outstandings by notifying the Agent of the address and fax details of such new Facility Office in accordance with clause 22 (Notices) of the Common Terms Deed

Confidentiality; Disclosure of Information

14.9	Each of the Agent, the Security Trustee and each Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed:

(a)	to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential);

(b)	to the extent required or requested by any regulatory authority;

(c)	to the extent required by applicable laws or regulations or by any subpoena or similar legal process;

(d)	to any other party to this Agreement or the Common Terms Deed;

(e)	in connection with the exercise of any remedies under any Finance Document or any suit, action or proceeding relating to any Finance Document or the enforcement of rights thereunder;

(f)	subject to obtaining a written agreement containing provisions substantially the same as those of this Clause 14.9 from the intended recipient of such Information, to any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement;

(g)	with the consent of the Borrower;

(h)	to the extent such Information:

(i)	becomes publicly available other than as a result of a breach of this Clause 14.9; or

(ii)	becomes available to the Agent, the Security Trustee or a Lender on a non-confidential basis from a source other than the Borrower or any other MIC Company or the Parent;

(i)	to any direct or indirect contractual counterparty in any swap, hedge or similar agreement (or to such contractual counterparty’s professional advisor) so long as the recipient of such Information agrees to be bound by the provisions of this Clause 14.9.

14.10	For the purposes of Clause 14.9 (Confidentiality; Disclosure of Information), “Information” means all information received from the Borrower relating to it and its Affiliates or their respective businesses, other than any such information that is available to the Agent, the Security Trustee or a Lender on a non-confidential basis prior to disclosure by the Borrower. Any person required to maintain the confidentiality of Information as provided in Clause 14.9 (Confidentiality; Disclosure of Information) shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Information as such person would accord to its own confidential information.

Increased Payments following Assignment or Transfer

14.11	If at the time of, or immediately after, any assignment or transfer by a Lender or any change in its Facility Office, circumstances are such that the Borrower would be obliged to pay to an assignee, Transferee (or, in the case of a change of Facility Office, the relevant Lender) under clauses 3 (Taxes) or 4 (Increased Costs) of the Common Terms Deed any sum in excess of the sum (if any) which it would have been obliged to pay to that Lender under the relevant clause in the absence of that assignment, transfer or change, the Borrower shall not be obliged to pay that excess.

15.	TERM AND TERMINATION

Expiry of Agreement

15.1	This Agreement shall expire on the Termination Date unless earlier terminated in accordance with the terms of this Agreement.

Rights to Terminate

15.2	The Borrower may terminate this Agreement at any time prior to the Termination Date if it gives the Agent not less than 60 days’ prior written notice of termination; and

Effect of Termination

15.3	Upon the effective date of termination of this Agreement for any reason whatsoever, the Loans, all unpaid accrued interest or fees and any other sum then payable under this Agreement shall become immediately due and payable, the Inventory Commitment of each Lender shall be reduced to zero and the Borrower shall immediately arrange for the cancellation of each Guarantee and Letter of Credit then outstanding and shall deposit with the Security Trustee with respect thereto cash in the same manner as contemplated in Clause 4.14 (Cash Collateral). Notwithstanding the termination of this Agreement, until all such sums are paid and performed in full, the Agent and the Lenders shall retain all their rights and remedies under this Agreement and under all other Finance Documents.

16.	GOVERNING LAW

This Agreement shall be governed by, and construed in accordance with, English law.

AS WITNESS the hands of the duly authorised representatives of the parties hereto the day and year first before written.

SCHEDULE 1

Lenders and Inventory Commitments

Lender	Inventory Commitment (€)
Bank of America, National Association	10,000,000
Lloyds TSB Commercial Finance Limited	5,000,000

Total	15,000,000

SCHEDULE 2

Form of Utilisation Notice

From:	Millennium Inorganic Chemicals Limited

To:	Bank of America, National Association
Business Credit, Portfolio Management
5 Canada Square
London, E14 5AQ

as Agent for and on behalf of the Lenders

Dear Sirs,

1.	We refer to the agreement (as from time to time amended, varied, supplemented, novated or replaced, the “Credit Agreement”) dated 31 January 2006 and made between, among others, ourselves as Borrower, yourselves as the Agent, Arranger and Security Trustee and the Lenders therein referred to. Terms defined in the Credit Agreement have the same meanings in this notice.

2.	We hereby give you irrevocable and unconditional notice that, pursuant to the Credit Agreement and on [date of proposed Loan/issue of Letter of Credit/issue of Guarantee], we wish to:

2.1	borrow a Swingline Loan [in the amount of € ] [in the Original Euro Amount of € ] [in [specify agreed Foreign Currency]];

2.2	borrow a [Reference Rate/LIBOR] Revolving Loan [in the amount of € ] [in the Original Euro Amount of € ] [in [specify agreed Foreign Currency]] having an initial Interest Period of [ ] months;

2.3	[have a Letter of Credit issued in favour of [ ] for [€ /other currency amount] maturing not later than [ ] and in respect of [specify details]];

2.4	[have a Guarantee issued in favour of [ ] for [€ /other currency amount] maturing not later than [ ] and in respect of [specify details]],

[in each case] upon the terms and subject to the conditions contained in the Credit Agreement.

3.	We confirm that, as at today’s date, no Default has occurred and is continuing or would occur if the Utilisation were made and the representations set out in clauses 5.1 (MIC-UK representations and warranties) and 5.3 (MIC Belgium representations and warranties) of the Common Terms Deed are true and correct in all material respects except to the extent that they refer to an earlier date (in which case, such representations shall be repeated by reference to the date so stated).

Yours faithfully

for and on behalf of Millennium Inorganic Chemicals Limited

SCHEDULE 3

Form of Transfer Certificate

To:	Bank of America, National Association
Business Credit, Portfolio Management
5 Canada Square
London, E14 5AQ

as Agent for the Beneficiaries

TRANSFER CERTIFICATE

relating to the agreement (as from time to time amended, varied, supplemented, novated or replaced, the “Agreement”) dated 31 January 2006 and made between (1) MILLENNIUM INORGANIC CHEMICALS LIMITED , (2) BANC OF AMERICA SECURITIES LLC (as Arranger), (3) BANK OF AMERICA NATIONAL ASSOCIATION (as Issuer, Swingline Lender, Agent and Security Trustee) and (5) CERTAIN BANKS AND FINANCIAL INSTITUTIONS (as Original Lenders). Terms defined in the Agreement have the same meanings in this Transfer Certificate.

1.	[Transferor] (the “Lender”) hereby confirms the accuracy of the summary of its participation in the Agreement set out in the Schedule below and requests [Transferee] (the “Transferee”) to accept and procure the transfer to the Transferee of such part of such participation specified in the Schedule by counter-signing and delivering this Transfer Certificate to the Agent at its address for the service of notices specified in the Agreement.

2.	The Transferee hereby requests the Agent to accept this Transfer Certificate as being delivered to the Agent pursuant to and for the purposes of clause 14.4 (Transfer Certificate) of the Agreement so as to take effect in accordance with the terms thereof on the business day following the date of receipt by it of this Transfer Certificate or (if later) on [specify date of transfer] subject only to the provisions of the Agreement.

3.	The Transferee confirms that it has received from the Lender a copy of the Agreement together with such other documents and information as it has required in connection with this transaction and that it has not relied and will not hereafter rely on the Lender to check or enquire on its behalf into the adequacy, accuracy or completeness of any such documents or information or the reasonableness of any representation, warranty, statement, projection or assumption contained therein or into the legality, validity, effectiveness, enforceability or admissibility in evidence of any such documents or information and further agrees that it has not relied and will not hereafter rely on the Lender to assess or keep under review on its behalf the business/operations, financial condition, prospects, creditworthiness, status or affairs of the Borrower.

4.	The Transferee hereby undertakes with the Lender and each of the other parties to the Agreement that it will perform in accordance with their terms all those obligations which by the terms of the Agreement will be assumed by it after delivery of this Transfer Certificate to the Agent and satisfaction of the conditions (if any) subject to which this Transfer Certificate is expressed to take effect.

5.	The Lender makes no representation or warranty and assumes no responsibility with respect to the legality, validity, effectiveness, adequacy or enforceability of the Finance

Documents or any document delivered pursuant thereto and assumes no responsibility for the financial condition of the Borrower or any other party to the Finance Documents or for the performance and observance by the Borrower or any other such party of any of its obligations under any of the Finance Documents or any document delivered pursuant thereto and any and all such conditions and warranties, whether express or implied by law or otherwise, are hereby excluded.

6.	The Lender gives notice that nothing in this Transfer Certificate or in any of the Finance Documents (or any document delivered pursuant thereto) shall oblige the Lender:

6.1	to accept a re-transfer from the Transferee of the whole or any part of its rights and obligations under the Agreement transferred pursuant to this Transfer Certificate; or

6.2	to support any losses directly or indirectly sustained or incurred by the Transferee by reason of the failure by the Borrower or any other party to the Finance Documents (or any document delivered pursuant thereto) to perform or comply with its obligations under any of the Finance Documents or any such document. The Transferee hereby acknowledges the absence of any such obligation as is referred to in 6.1 and 6.2 above.

7.	The Transferee confirms that its Facility Office and address for notices for the purposes of the Agreement are as set out in the Schedule.

8.	The Transferee undertakes to pay to the Agent for its own account a transfer fee of €[__] as provided in clause 14.7.2 (Fees) of the Agreement.

9.	This Transfer Certificate and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with English law.

AS WITNESS the hands of the authorised signatories of the parties hereto on the date appearing below.

Schedule to Transfer Certificate

Inventory Commitment	Portion Transferred

Lender’s Participating Proportion in Loans	Repayment Date	Portion Transferred

[Lender]	[Transferee]

By:	By:

Date:	Date:

Administrative Details of Transferee

Facility Office:

Contact Name:

Account for payments:

Telephone:

Fax:

SCHEDULE 4

Form of Borrowing Base Certificate

To: Bank of America N.A.

Date:_____________________

Revolving Credit Agreement dated 31 January 2006

Borrowing Base Certificate

(EUR 000’s)	FX rate [Date] GBP/EUR			[	]

Inventories	[Date]	RM	WIP	FG		Spare Parts
Gross Inventory (RM, WIP, FG, Spare parts)

Ineligible Inventory
In-transit Inventory
Consignment Inventory (in)
Consignment Inventory (out)
Foreign Offsite Locations
Supplies/Packaging
Slow Moving/Obsolete Inventory/Unmerchantable
Other

Total Ineligible Inventory

Eligible Inventory
Advance Rates

Eligible Inventory @ Adv %

Inventory Reserves
Rents and Fees on leased Inv. Locations
Prescribed Part of Floating Charge
Other Inventory Reserves

Inventory Reserves

Inventory Borrowing Base

I hereby certify that this is a Borrowing Base Certificate provided pursuant to clause 7.4.1(a) (Reporting) of the Common Terms Deed dated 31 January 2006 and made between, among others, Millennium Inorganic Chemicals Limited, Banc of America Securities LLC as Arranger and Bank of America N.A. as Agent and Security Trustee.

For and on behalf of Millennium Inorganic Chemicals Limited

Director

Dated:

THE BORROWER

SIGNED for and on behalf of	)
MILLENNIUM INORGANIC	)
CHEMICALS LIMITED	)
by a Director:	)	/s/ Steve Box
Steve Box

THE AGENT

SIGNED for and on behalf of	)
BANK OF AMERICA, NATIONAL ASSOCIATION by:	) )	/s/ Justin Van Ast
Authorised Signatory

THE ARRANGER

SIGNED for and on behalf of	)
BANC OF AMERICA SECURITIES	)
LLC by:	)	/s/ Thomas M Brown
Authorised Signatory

THE SECURITY TRUSTEE

SIGNED for and on behalf of BANK OF AMERICA, NATIONAL	) )	/s/ Justin Van Ast Authorised Signatory
ASSOCIATION by:	)

THE SWINGLINE LENDER

SIGNED for and on behalf of	)
BANK OF AMERICA, NATIONAL	)
ASSOCIATION by:	)	/s/ Justin Van Ast
Authorised Signatory

THE ISSUER

SIGNED for and on behalf of	)
BANK OF AMERICA, NATIONAL	)
ASSOCIATION by:	)	/s/ Justin Van Ast
Authorised Signatory

THE ORIGINAL LENDERS

SIGNED for and on behalf of	)
BANK OF AMERICA, NATIONAL ASSOCIATION by:	) )	/s/ Justin Van Ast
Authorised Signatory

SIGNED for and on behalf of	)
LLOYDS TSB COMMERCIAL FINANCE LIMITED by:	) ) )	/s/ Paul Herrington Authorised Signatory Paul Herrington